EXHIBIT 3.2

TELECOM ITALIA CAPITAL

société anonyme

registered office: L-1330 Luxembourg,

12-14, boulevard Grande-Duchesse Charlotte

R.C.S. Luxembourg, section B, number B 77.970

COORDINATED ARTICLES

- INCORPORATION on 27 September 2000, pursuant to a deed of Me Jean-Joseph WAGNER, notary, residing in Sanem, published in the Mémorial C, Recueil des Sociétés et Associations, number 755 of 13 October 2000;

- EXTRAORDINARY GENERAL MEETING of 5 March 2001, pursuant to a deed of Me Jean-Joseph WAGNER, notary, residing in Sanem, published in the Mémorial C, Recueil des Sociétés et Associations, number 222 of 26 March 2001;

- EXTRAORDINARY GENERAL MEETING of 20 December 2002, pursuant to a deed of Me Paul DECKER, notary, residing in Luxembourg-Eich, published in the Mémorial C, Recueil des Sociétés et Associations, number 184 of 20 February 2003.

Chapter I. Form, Name, Registered Office, Object, Duration

Art. 1. Form, Name.

There is hereby established among the subscribers and all those who may become owners of the shares hereafter created, a company in the form of a société anonyme which will be governed by the laws of the Grand Duchy of Luxembourg and by the present articles of incorporation.

The company will exist under the name of TELECOM ITALIA CAPITAL.

Art. 2. Registered Office.

The company will have its registered office in the City of Luxembourg.

The registered office may be transferred to any other place within the Grand Duchy of Luxembourg by a resolution of the board of directors.

In the event that extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the company at its registered office or with the ease of communication with such office or between such office and persons abroad, the registered office may be temporarily transferred abroad, until the complete cessation of these abnormal circumstances; such temporary measures will have no effect on the nationality of the company, which, notwithstanding the temporary transfer of the registered office, will remain a Luxembourg company. Such declaration of transfer of the registered office shall be made and brought to the attention of third parties by one of the company’s executive bodies having the capacity to bind it with respect to any act of current and daily management.

Art. 3. Object.

The object of the company consists of the financing, in the broadest fashion, of companies and undertakings forming part of the TELECOM ITALIA GROUP.

For this purpose, it may raise funds by issuing bonds, notes and any other instruments and by entering into loan agreements in any kind with other companies of its group, with banks and institutional investors and borrow funds in any other form, the above enumeration being purely enumerative and non exhaustive.

It may also acquire and hold interests in Luxembourg or in foreign companies, as well as administer, manage and develop its portfolio.

It may accomplish all operations of any kind and form, including commercial and financial operations as well as operations with respect to movable property or real estate, which are directly or indirectly in relation with its object.

In a general fashion, the company may carry out any operation which it may deem useful in the accomplishment and development of its object.

Art. 4. Duration.

The company is formed for an unlimited duration.

It may be dissolved at any time by a decision of the general meeting voting with the quorum and majority rules provided by law.

Chapter II. Capital, Shares

Art. 5. Corporate Capital

The company’s corporate capital is set at two million three hundred thirty-six thousand euro (EUR 2,336,000) divided into one hundred thousand (100,000) shares with a nominal value of twenty-three euro and thirty-six cent (EUR 23.36) per share.

The company’s authorized capital is set at nine million nine hundred ninety-eight thousand and eighty euro (EUR 9,998,080) divided into four hundred twenty-eight thousand (428,000) shares with a nominal value of twenty-three euro and thirty-six cent (EUR 23.36) per share.

Consequently, the board of directors is authorized and empowered to:

- realize any increase of the corporate capital in one or several successive tranches by the issuing of new shares against payments in cash or contributions in kind, by conversion of claims or by acquisition of reserves or share premium; the board of directors may also issue convertible bonds or bonds reimbursable by shares, preferential subscription rights or securities entitling to shares at maturity;

- determine the place and date of the issue or of the successive issues, the issue price including any share premium, the terms and conditions of the subscription of and paying up on the new shares;

- remove or limit the preferential subscription right of the shareholders in case of issue of shares against payment in cash.

This authorization is valid for a period of five years from the date of publication of the minutes of the extraordinary general meeting of 20 December 2002 and it may be renewed by decision of a general meeting of shareholders for those shares of the authorized corporate capital which up to then will not have been issued by the board of directors. Following each increase of the corporate capital, realized and duly documented in the forms provided for by law, the first paragraph of the present article will be modified so as to reflect the actual increase; such modification will be recorded in authentic form by the board of directors or by any person authorized by it for this purpose.

Art. 6. Shares.

The shares are and remain in the form of registered shares.

Chapter III. Board of directors, Supervision

Art. 7. Board of directors.

The company will be administered by a board of directors composed of at least three members who need not be shareholders.

The Directors will be elected by the shareholders’ general meeting, which will determine their number, for a period not exceeding six years, and they will hold office until their successors are elected. They are re-eligible, but they may be removed at any time, with or without cause, by a resolution of the general meeting.

In the event of a vacancy or several vacancies on the board of directors, temporary replacement may be provided for in accordance with the conditions of the law. In this case, the general meeting definitely resolves on the election during its next assembly. The director elected in accordance with the above conditions is nominated for the time needed to reach the term of office of the director he replaces.

Art. 8. Meetings of the board of directors.

The board of directors will appoint from among its members a chairman.

The board of directors will meet upon call by the chairman. A meeting of the board of directors must be convened if any two directors so require.

The chairman will preside at all general meetings and all meetings of the board of directors, except that in his absence the general meeting or the board of directors shall appoint by a majority vote another director to preside such meeting.

At least eight days’ written notice of each board of directors’ meeting shall be given to each director, except in cases of urgency, the nature and the reasons of such urgency being indicated in the convening notice. The convening notice shall specify the time and place of the meeting as well as the agenda. The notice may be waived by the consent in writing or by telegram of each director. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the board of directors.

If all of the directors are present or represented, the meeting may be held without prior notice.

Any director may act at any meeting of the board of directors by appointing in writing or by telegram another director as his proxy.

The board of directors may only deliberate and act validly if the majority of the directors is present or represented.

Decisions will be taken by a majority of the votes of the directors present or represented at such meeting.

In case of urgency, a written decision, signed by all the directors, is proper and valid as though it had been adopted at a meeting of the board of directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several directors.

A meeting of the board of directors may be held by videoconference or by means of a conference call, subject to the conditions that a majority of the board members takes part at such meeting, that the participants may be identified and may intervene and that, in case of a videoconference, they are able to consider the documents and to communicate with each other. In this case, the meeting of the board of directors is considered to be held at the registered office if a director is present at the registered office. In the absence of such meeting at the registered office, the meeting is considered to be held at the place where the president of the board of directors or the person replacing the president is located.

Art. 9. Minutes of meetings of the board of directors.

The minutes of any meeting of the board of directors will be signed by the chairman of the meeting and by any other director. The proxies will remain attached to the minutes.

Copies or extracts of such minutes which are to be produced in judicial proceedings or otherwise will be signed by a director.

Art. 10. Powers of the board of directors.

The board of directors is vested with the powers to perform all acts necessary or useful for accomplishing the company’s object.

All powers not expressly reserved to the general meeting by law or by the present articles of incorporation are in the competence of the board of directors.

Art. 11. Delegation of powers.

The board of directors may delegate the daily management of the company and the representation of the company within such daily management to one or more directors, officers, executives, employees or other agents who may but need not be shareholders of the company, or delegate special powers or proxies, or entrust determined permanent or temporary functions to persons or agents chosen by it.

Delegation to a director is subject to previous authorisation by the general meeting of shareholders.

Art. 12. Representation of the company.

The company will be bound towards third parties by the joint signature of the president of the board of directors, or of the director to whom the daily management of the company has been delegated, and of any other director, or by the signatures of any persons to whom such signatory power has been delegated by the board of directors, but only within the limits of such power.

Art. 13. Statutory auditors.

The supervision of the company is entrusted to one or several auditors who need not be shareholders.

They will be elected by the general meeting of shareholders, which will determine their number, for a period not exceeding six years, and they will hold office until their successors are elected. They shall be eligible for re-election, but they may be removed at any time, with or without cause, by a resolution of the general meeting.

The mission and the powers of the auditors are those conferred to them by law.

Chapter IV. General meeting of shareholders

Art. 14. Powers of the general meeting.

Any regularly constituted general meeting of shareholders represents the entire body of shareholders.

It has the powers conferred upon it by law or by the present articles of incorporation.

Art. 15. Annual general meeting.

The annual general meeting will be held in the City of Luxembourg at the registered office of the company or at such other place as may be specified in the notice convening the meeting on the first Wednesday of the month of March of each year, at 4:00 p.m..

If such day is a public holiday, the meeting will be held on the next following business day.

Art. 16. Other general meetings.

The board of directors or the statutory auditor may convene other general meetings. Such meetings must be convened if shareholders representing at least one fifth of the company’s capital so require.

General meetings, including the annual general meeting, may be held abroad if, in the judgment of the board of directors, which is final, circumstances of force majeure so require.

Art. 17. Procedure, Vote.

General meetings will meet upon call made in compliance with the law.

If all the shareholders are present or represented and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

Each shareholder may act at any meeting of the shareholders by appointing in writing or telegram as his proxy another person who needs not be a shareholder.

The board of directors may determine all other conditions that must be fulfilled in order to take part in general meetings.

One vote is attached to each share.

Except as otherwise required by law, resolutions will be taken by a simple majority of votes irrespective of the number of shares represented.

Copies or extracts of the minutes of the meeting to be produced in judicial proceedings or otherwise will be signed by the president of the board of directors or by two directors.

Chapter V. Financial year, Distribution of profits

Art. 18. Financial year.

The company’s financial year begins on the first day of January and ends on the last day of December in every year.

Art. 19. Appropriation of profits.

From the annual net profits of the company, five per cent shall be allocated to the reserve required by law. That allocation will cease to be required as soon and as long as such reserve amounts to ten per cent of the subscribed capital of the company.

Upon recommendation of the board of directors, the general meeting of shareholders shall determine how the remainder of the annual net profits will be disposed of. It may decide to allocate the whole or part of the remainder to one or several reserve or provision accounts, to carry it forward to the next following financial year or to distribute it to the shareholders as dividends.

Subject to the conditions fixed by law, the board of directors may pay out an advance payment on dividends. The board of directors fixes the amount and the date of payment of any such advance payment.

Chapter VI. Dissolution, Liquidation

Art. 20. Dissolution, Liquidation.

The company may be dissolved at any time by a decision of the general meeting voting with the same quorum and majority as for the amendment of the articles of incorporation, unless otherwise provided by law.

Should the company be dissolved, the liquidation will be carried out by one or more liquidators appointed by the general meeting of shareholders, which will determine their powers and their compensation.

Chapter VII. Applicable law

Art. 21. Applicable law.

All matters not governed by these articles of incorporation shall be determined in accordance with the law of August 10th, 1915, as amended.

Coordinated articles

Luxembourg-Eich, 16 January 2003

[signed Paul Decker, notary at Luxembourg-Eich]